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Exhibit 99.1

news release

Enbridge Energy Partners Announces $500 Million Public Notes Offering

Houston, December 17, 2008—Enbridge Energy Partners, L.P. (NYSE:EEP) (the "Partnership") announced that today it priced an offering of $500 million principal amount of 9.875% Notes due March 1, 2019 at an offering price of $99.94 (per $100 of principal) to yield 9.875%. Each holder of the Notes will have the right to require the Partnership to repurchase the Notes on March 1, 2012 at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date. The offering is scheduled to close on December 22, 2008.

        The Partnership intends to use the net proceeds of approximately $496.5 million to repay a portion of its outstanding credit facility borrowings that it used to finance a portion of its capital expansion projects and to repay senior notes that mature on January 15, 2009.

        Deutsche Bank Securities, J.P. Morgan Securities and RBS Greenwich Capital are acting as joint book-running lead managers of the offering. When available, copies of the final prospectus supplement and related prospectus for this offering may be obtained from: Deutsche Bank Securities, Telephone 1-800-503-4611.

        This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This offering may be made only by means of a prospectus supplement and accompanying base prospectus.

        Enbridge Energy Partners, L.P. owns the U.S. portion of the world's longest liquid petroleum pipeline and is active in natural gas gathering, treating, processing and transmission. Enbridge Energy Management, L.L.C. (NYSE: EEQ) manages the business and affairs of the Partnership and its sole asset is an approximate 13 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, is the general partner.

Treasury Contact:	Investor Relations Contact:
Jonathan Rose	Douglas Montgomery
Telephone: (403)231-7392	Toll-free: (866)EEP INFO or (866)337-4636
E-mail: jonathan.rose@enbridge.com	E-mail: eep@enbridge.com

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  Exhibit 99.1